CONSULTING AGREEMENT
Soo Bong Min

This Consulting Agreement is made effective upon January 1, 2008, and is made by and between Wilshire State Bank (herein referred to as “Bank”) and Soo Bong Min (herein referred to as “Min”) as follows:

1.
Termination of the Employment Agreement. Min has tendered the resignation of the current Employment Agreement effective December 31, 2007, as President, CEO and Director of Wilshire State Bank and Wilshire Bancorp. Both parties hereby agree to terminate the current Employment Agreement which was executed on April 5, 2006.

2.
Terms of the Consulting Agreement. The term of this agreement shall be seventeen (17) months from its effective date. Min shall be compensated the monthly consulting fee of Twenty Thousand Eight Hundred Thirty Four Dollars ($20,834) for performing financial consulting services for the Bank, unless this agreement is terminated due to the breach of this Consulting Agreement (“Agreement”) by Min. The Bank will issue a Form 1099 for the consulting fee. Min acknowledges that because Min is not an employee of the Bank after January 1, 2008, Min will not be entitled to receive any of the benefits of employment which Bank employees may receive.

3.
No Solicitation of Employees. In consideration for this Consulting Agreement which the Bank has provided to Min, Min voluntarily agrees that during the duration of his financial consulting services for the Bank and for a period of three (3) years subsequent to the termination of this Consulting Agreement, whether voluntary or involuntary, Min will not solicit, entice, encourage, attempt or cause, directly or indirectly, any Bank employee to leave the employment of the Bank.

4.
No Competition and Solicitation of Customers. In consideration for this Consulting Agreement which the Bank has provided to Min, Min has voluntarily agreed that during his financial consulting services for the Bank and for a period of three (3) years subsequent to the termination of this Consulting Agreement, he will not accept employment with or enter into any other consulting or independent contractor relationship with a competing financial institution. Furthermore, Min agrees that, during this Consulting Agreement and for a period of three (3) years following the termination of this agreement with the Bank, whether such termination is voluntary or involuntary, Min shall not directly or indirectly make known to any person, firm or corporation the names and addresses of any of the Bank’s customers (“Customers”) or any information pertaining to them. For the purpose of this Agreement, Customers include: (1) anyone who is a customer of the Bank on the date Min signs this Agreement or who becomes a customer of the Bank during the period which Min is to provide financial consulting services for the Bank. Min also agrees that Min will not solicit or attempt to solicit any of the Bank’s Customers for whom Min provided services or with whom Min became acquainted during Min’s employment with the Bank either for Min or for any other person, firm, or corporation.

5.
Arbitration. Min and the Bank agree to submit any controversy or claim arising out of, or relating to this Agreement or the breach thereof, to final and binding arbitration in the City of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association. A judgment upon the award rendered may be entered in any court having jurisdiction thereof.

6.
Notices. Any notice required or permitted to be given hereunder shall be in writing and delivered by ordinary mail or served personally, addressed to Bank or Min, as the case may be, at the address set forth after their signatures below or as may be changed from time to time by notice given to the other party.

7.
Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction or by arbitration, to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

8.
Indemnification. In return for this Agreement, Min agrees to fully and finally release Wilshire State Bank, and each of its related organizations, and all of their respective past and present directors, officers, agents, and employees, and anyone connected with any of them from any and all claims, causes of action, lawsuits, charges, liabilities, and the like, known or unknown, which Min may have or may have at any time before had against my of them. This release includes, without limiting its general nature, any such claims which arise out of or are related to Min’s employment or the termination of that employment, including, for example, any and all claims arising under California’s Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the American with Disabilities Act, or any other state, federal, or local law, regulation Executive Order, statute, public policy, or common law governing the employment relationship. In addition, the Bank agrees to indemnify Min to the fullest extent permitted by law, for any and all claims, causes of action, lawsuits, charges or liabilities which may arise out of the performance of his obligations as an independent contractor of the Bank as described herein.

9.
Enforcement. Both Min and Bank acknowledge they have had the opportunity to consult with legal counsel regarding the terms and provisions of this Agreement. If arbitration or legal action is employed to enforce any of the provisions hereof, the parties hereto agree that the prevailing party shall be entitled to recover all reasonable costs and attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on December 19, 2007.

WILSHIRE STATE BANK

By:	/s/ Steven Koh	/s/ Soo Bong Min
	Steven Koh, Chairman of the Board	Soo Bong Min
3200 Wilshire Boulevard
Los Angeles, California 90010